Exhibit K.11

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of the date set forth on the signature page by and between Kohlberg Capital Corporation (the “Company”) and              (the “Indemnitee”).

WHEREAS, the Indemnitee performs a valuable service for the Company; and

WHEREAS, the organizational documents of the Company and applicable laws provide for the Company to indemnify the Indemnitee in certain cases; and

WHEREAS, to induce the Indemnitee to continue to provide services to the Company and to provide the Indemnitee with contractual assurance that indemnification will be available to the Indemnitee, the Company desires to provide the Indemnitee with protection against personal liability and delineate certain procedural aspects relating to indemnification and advancement of expenses, as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereby agree as set forth below. Certain capitalized terms used herein are defined in Section 7.

1. Indemnification. The Company shall indemnify the Indemnitee against any and all Expenses actually and reasonably incurred by the Indemnitee in any Proceeding in which the Indemnitee may be or may have been involved as a party or otherwise or with which the Indemnitee may be or may have been threatened, while serving as a director, officer, employee, agent or fiduciary of the Company or thereafter, except with respect to any matter as to which the Indemnitee shall have been finally adjudicated in a relevant Proceeding (i) not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company or (ii) to be liable to the Company or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

2. Advancement of Expenses. Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Company in advance of the final disposition of a Proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Company if it is ultimately determined that indemnification of such Expenses is not authorized under this Agreement, provided, however, that (a) the Indemnitee shall provide security considered in the sole discretion of the Company to be appropriate for such undertaking, (b) the Company shall be insured against losses arising from any such advance payments, or (c) either a majority of the Independent Directors acting on the matter (provided that a majority of such Independent Directors then in office act on the matter), or Independent Counsel in a written opinion shall determine, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe the Indemnitee will be found entitled to indemnification under this Agreement.

3. Presumptions. For purposes of the determination or opinion referred to in clause (c) of Section 2 of this Agreement or clauses (x) or (y) of subsection (h) of Section 5 of this

Agreement, the Independent Directors or Independent Counsel, as the case may be, shall be entitled to rely upon a rebuttable presumption that the Indemnitee has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Indemnitee’s office.

4. Witness Expenses. To the extent that the Indemnitee is, by reason of the Indemnitee’s service to the Company, a witness for any reason in any Proceeding to which such Indemnitee is not a party, such Indemnitee shall be indemnified against any and all Expenses actually and reasonably incurred by or on behalf of such Indemnitee in connection therewith.

5. Procedure for Determination of Entitlement to Indemnification and Advancements. A request by the Indemnitee for indemnification or advancement of Expenses shall be made in writing to the Chief Compliance Officer of the Company, and shall be accompanied by such relevant documentation and information as is reasonably available to the Indemnitee. The Chief Compliance Officer of the Company shall promptly advise the Board of such request.

(a) Methods of Determination. Upon the Indemnitee’s request for indemnification or advancement of Expenses, a determination with respect to the Indemnitee’s entitlement thereto shall be made in a manner consistent with the terms of this Agreement. The Indemnitee shall cooperate with the person or persons making such determination, including without limitation providing to such persons upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and is reasonably available to the Indemnitee and reasonably necessary to such determination. Any failure by the Indemnitee to cooperate with the person or persons making such determination shall extend as necessary and appropriate the period or periods described in paragraph (c) of Section 5 regarding determinations deemed to have been made. Any Expenses reasonably incurred by the Indemnitee in so cooperating shall be borne by the Company, irrespective of the determination as to the Indemnitee’s entitlement to indemnification or advancement of Expenses. Any counsel selected pursuant hereto to make the relevant determination shall be an Independent Counsel.

(b) Independent Counsel. If the determination of entitlement to indemnification or advancement of Expenses is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to the Indemnitee advising the Indemnitee of the identity of the Independent Counsel selected. The Indemnitee may, within five days after receipt of such written notice, deliver to the Company a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of independence set forth in Section 7, and shall set forth with particularity the factual basis of such assertion. Promptly after the receipt of such objection, another Independent Counsel shall be selected by the Board, and the Company shall give written notice to the Indemnitee advising the Indemnitee of the identity of the Independent Counsel selected. The Indemnitee may, within five days after receipt of such written notice, deliver to the Company a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of independence set forth in Section 7, and shall set forth with particularity the factual basis of such assertion. The Board shall determine the merits of the objection and, in its discretion, either determine that the proposed Independent Counsel shall, despite the objection, act as such hereunder or select another Independent Counsel who shall act as such hereunder.

If within 45 days (which period shall be extended by another 45 days if the Indemnitee objects to the first Independent Counsel selected by the Board as provided in the previous paragraph) after submission by the Indemnitee of a written request for indemnification or advancement of Expenses no such Independent Counsel shall have been finally selected as provided in the previous paragraph, then either the Company or the Indemnitee may petition any court of competent jurisdiction for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person so appointed shall act as Independent Counsel.

The Company shall pay all reasonable fees and Expenses charged or incurred by Independent Counsel in connection with his or her determinations pursuant to this Agreement, and shall pay all reasonable fees and Expenses of the Indemnitee incurred incident to the procedures described in this paragraph (b), regardless of the manner in which such Independent Counsel was selected or appointed.

(c) Failure to Make Timely Determination. Subject to paragraph (a) of Section 5, if the person or persons empowered or selected to determine whether the Indemnitee is entitled to indemnification or advancement of Expenses (other than determinations that are made or to be made by a court) shall not have made such determination within 150 days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification or advancement of Expenses shall be deemed to have been made, and the Indemnitee shall be entitled to such indemnification or advancement, absent (i) an intentional misstatement by the Indemnitee of a material fact, or an intentional omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification or advancement of Expenses, (ii) a prohibition of such indemnification or advancement under applicable law or the Company’s certificate of incorporation or by-laws, or (iii) a requirement under the Investment Company Act of 1940, as amended, for insurance or security; provided, however, that the Company, in its sole discretion, may extend such period for a reasonable period of time, not to exceed an additional 60 days, if the person or persons making the determination in good faith require such additional time to obtain or evaluate documentation or information relating thereto.

(d) Payment Upon Determination of Entitlement. If a determination is made pursuant to Section 1 or 2 (or is deemed to be made pursuant to paragraph (c) of this Section 5 and, in the case of advancement of Expenses, the other conditions are satisfied) that the Indemnitee is entitled to indemnification or advancement of Expenses, payment of any indemnification amounts or advancements owing to the Indemnitee shall be made within 30 days after such determination (and, in the case of advancements of Expenses, within 30 days after submission of supporting information, including the required undertaking and evidence of any required security). If such payment is not made when due, the Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of the Indemnitee’s entitlement to such indemnification or advancement. The Indemnitee shall commence any proceeding seeking such adjudication within one year following the date on which he or she first has the right to commence such proceeding pursuant to this paragraph (d). In any such proceeding, the Company shall be bound by the determination that the Indemnitee is entitled to indemnification or advancement, absent (i) an intentional misstatement by the Indemnitee of a material fact, or an intentional omission of a material fact necessary to make his or her statement not materially misleading, in connection with the request for indemnification or advancements, (ii) a prohibition of such indemnification or advancement under applicable law or the Company’s certificate of incorporation or by-laws, or (iii) a requirement under the Investment Company Act of 1940, as amended, for insurance or security.

(e) Appeal of Adverse Determination. If a determination is made that the Indemnitee is not entitled to indemnification or advancement, the Indemnitee shall be entitled to an adjudication of such matter in an appropriate court of the State of Delaware or in any other court of competent jurisdiction. Alternatively, the Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Indemnitee shall commence such proceeding or arbitration within one year following the date on which the adverse determination is made. Any such judicial proceeding or arbitration shall be conducted in all respects as a de novo trial or arbitration on the merits, and the Indemnitee shall not be prejudiced by reason of such prior adverse determination.

(f) Expenses of Appeal. If the Indemnitee seeks arbitration or a judicial adjudication to determine or enforce his or her rights under, or to recover damages for breach of, the indemnification or Expense advancement provisions of this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by the Indemnitee in such arbitration or judicial adjudication, but only if the Indemnitee prevails therein. If it shall be determined in such arbitration or judicial adjudication that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by the Indemnitee in connection with such arbitration or judicial adjudication shall be appropriately prorated.

(g) Validity of Agreement. In any arbitration or judicial proceeding commenced pursuant to this Section 5, the Company shall be precluded from asserting that the procedures and presumptions set forth in this Agreement are not valid, binding and enforceable against the Company, and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

(h) Lack of Adjudication. Notwithstanding any provision herein to the contrary, as to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication by a court, or by any other body before which the Proceeding was brought, that the Indemnitee either (a) did not act in good faith in the reasonable belief that the Indemnitee’s action was in the best interests of the Company or (b) is liable by reason of the Indemnitee’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Indemnitee’s office, indemnification shall be provided if (x) approved as in the best interest of the Company, after notice that it involves such indemnification, by at least a majority of the Independent Directors acting on the matter (provided that a majority of such Independent Directors then in office act on the matter), upon a determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that such indemnification would not protect the Indemnitee against any liability to which the Indemnitee would otherwise be subject by reason of the Indemnitee’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Indemnitee’s office, or (y) there has been obtained an opinion in writing of Independent Counsel, based upon a review of readily available facts (as opposed to a full trial-type inquiry), to the effect that such indemnification would not protect the Indemnitee against any liability to which the Indemnitee would otherwise be subject by reason of the Indemnitee’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Indemnitee’s office.

6. General Provisions.

(a) Non-Exclusive Rights. The provisions for indemnification of, and advancement of Expenses to, the Indemnitee set forth in this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may otherwise be entitled, including any other rights to be indemnified, or have Expenses advanced, by the Company. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise, if such payment is not recoverable from the Indemnitee.

(b) Continuation of Provisions. This Agreement shall be binding upon all successors of the Company, including without limitation any transferee of all or substantially all assets of the Company and any successor by merger, consolidation or operation of law, and shall inure to the benefit of the Indemnitee’s spouse, heirs, assigns, devisees, executors, administrators and legal representatives. The provisions of this Agreement shall continue until the later of (1) ten years after the Indemnitee has ceased to provide any service to the Company, and (2) the final termination of all Proceedings in respect of which the Indemnitee has asserted, is entitled to assert, or has been granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Indemnitee pursuant to Section 5 relating thereto. No amendment to the certificate of incorporation or by-laws of the Company shall limit or eliminate the right of the Indemnitee to indemnification and advancement of Expenses set forth in this Agreement.

(c) Selection of Counsel. The Company shall be entitled to assume the defense of any Proceeding for which the Indemnitee seeks indemnification or advancement of Expenses under this Agreement. Notwithstanding the foregoing, however, counsel selected by the Indemnitee shall conduct the defense of the Indemnitee to the extent reasonably determined by such counsel to be necessary to protect the interests of the Indemnitee, and the Company shall indemnify the Indemnitee for the Expenses of such defense to the extent otherwise permitted under this Agreement, if (1) the Indemnitee reasonably determines that there may be a conflict in the Proceeding between the positions of the Indemnitee and the positions of the Company or of other parties to the Proceeding that are indemnified by the Company and not represented by separate counsel, or the Indemnitee otherwise reasonably concludes that representation of both the Indemnitee and the Company or any such other parties by the same counsel would not be appropriate, or (2) the Proceeding involves the Indemnitee, but neither the Company nor any such other party who is indemnified by the Company, and the Indemnitee reasonably withholds consent to being represented by counsel selected by the Company. If the Company shall not have elected to assume the defense of any such Proceeding for the Indemnitee within thirty days after receiving written notice thereof from the Indemnitee, the Company shall be deemed to have waived any right it might otherwise have to assume such defense.

(d) Subrogation. In the event of any payment by the Company pursuant to this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall, upon reasonable written request by the Company and at the Company’s expense, execute all such documents and take all such reasonable actions as are necessary to enable the Company to enforce such rights. Nothing in this Agreement shall be deemed (1) to diminish or otherwise restrict the right of the Company or the Indemnitee to proceed or collect against any insurers or (2) to give such insurers any rights against the Company under or with respect to this Agreement, including without limitation any right to be subrogated to the Indemnitee’s rights hereunder, unless otherwise expressly agreed to by the Company in writing, and the obligation of such insurers to the Company and the Indemnitee shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

(e) Notice of Proceedings. The Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification or advancement of Expenses pursuant to this Agreement, but no delay in providing such notice shall in any way limit or affect the Indemnitee’s rights or the Company’s obligations under this Agreement, except to the extent the Company can establish that it was materially harmed thereby.

(f) Notices. All notices, requests, demands and other communications to a party pursuant to this Agreement shall be in writing, addressed to such party at the address specified on the signature page of this Agreement (or such other address as may have been furnished by such party by notice in accordance with this paragraph), and shall be deemed to have been duly given when delivered personally (with a written receipt by the addressee) or two days after being sent (1) by certified or registered mail, postage prepaid, return receipt requested, or (2) by nationally recognized overnight courier service.

(g) Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, in whole or in part, for any reason whatsoever, (1) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the remaining provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(h) Modification and Waiver. This Agreement supersedes any existing or prior agreement between the Company and the Indemnitee pertaining to the subject matter of indemnification, advancement of expenses and insurance, other than the Company’s certificate of incorporation or by-laws and the terms of any liability insurance policies, which shall not be modified or amended by this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties or their respective successors or legal representatives; provided, however, that any supplements, modifications or amendments to the Company’s certificate of incorporation or by-laws or the terms of any liability insurance policies shall be deemed not to constitute supplements, modifications or amendments to this Agreement. Any waiver by either party of any breach by the other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party’s successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.

(i) Headings. The headings of the Sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which when taken together shall constitute one agreement.

(k) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The Company and the Indemnitee submit to the jurisdiction of all state and federal courts sitting in the State of Delaware.

(l) WAIVER OF RIGHT TO JURY TRIAL. BY EXECUTING THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE.

7. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Board” means the board of directors of the Company.

(b) “Expenses” shall include without limitation all judgments, penalties, fines, amounts paid or to be paid in settlement, ERISA excise taxes, liabilities, losses, interest, expenses of investigation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts and witnesses, expenses of preparing for and attending depositions and other proceedings, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other costs, disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or acting as a witness in a Proceeding.

(c) “Final adjudication” or “judgment” shall mean a final adjudication by court order or judgment of the court or other body before which a matter is pending, from which no further right of appeal or review exists.

(d) “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of investment company law and neither at the time of designation is, nor in the five years immediately preceding such designation was, retained to represent (A) the Company or the Indemnitee in any matter material to either, or (B) any other party to the

Proceeding giving rise to a claim for indemnification or advancements hereunder. Notwithstanding the foregoing, however, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights pursuant to this Agreement, regardless of when the Indemnitee’s act or failure to act occurred.

(e) “Independent Director” shall mean a director of the Company who is neither an “interested person” of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor a party to the Proceeding with respect to which indemnification or advances are sought nor a party to any other Proceeding based on the same or similar grounds which is then or has been pending.

(f) The term “Proceeding” shall include without limitation any threatened, pending or completed claim, demand, threat, discovery request, request for testimony or information, action, suit, arbitration, alternative dispute mechanism, investigation, hearing or other proceeding, including any appeal from any of the foregoing, whether civil, criminal, administrative or investigative.

(g) The Indemnitee’s “service to the Company” shall include without limitation the Indemnitee’s status or service as a director, officer, employee, agent or fiduciary of the Company and his or her service at the request of the Company as a director, officer, employee, agent or fiduciary of another organization in which the Company has any interest as a shareholder, creditor or otherwise.

8. IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated:

KOHLBERG CAPITAL CORPORATION

By:

        Name:

        Title:

Address for notices:

INDEMNITEE:

__________________________________

Print Name:

Address for notices:

__________________________________

__________________________________

9